EXHIBIT 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510

NORTHFIELD BANCORP, INC. TO COMMENCE STOCK OFFERING
Avenel, New Jersey, August 9, 2010 — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS: NFBK-News), announced today that Northfield Bancorp, Inc., a Delaware corporation (“Northfield-Delaware”), the proposed holding company for Northfield Bank, and Northfield Bancorp, MHC have received conditional regulatory approval to commence Northfield-Delaware’s stock offering in connection with Northfield Bancorp, MHC’s proposed second-step conversion. The Company also announced today that the registration statement relating to the sale of common stock of Northfield-Delaware has been declared effective by the Securities and Exchange Commission.
Northfield-Delaware is offering for sale the 56.6% ownership interest in the Company currently owned by Northfield Bancorp, MHC, which is equivalent to between $263.5 million and $356.5 million, or between 26,350,000 and 35,650,000 shares of common stock at $10.00 per share. Northfield-Delaware may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $410.0 million or 40,997,500 shares at $10.00 per share, as a result of market demand, regulatory considerations or changes in financial markets. The number of shares to be sold in the offering is based on an independent appraisal of the estimated pro forma market value of Northfield-Delaware as of July 16, 2010.
At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of the Company will be exchanged for between 1.0693 and 1.4467 shares of Northfield-Delaware, subject to a 15% increase to 1.6637 shares, based on the independent appraisal. The exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering.
The completion of the conversion and offering is subject to, among other things, selling a minimum of 26,350,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the members of Northfield Bancorp, MHC (depositors of record of Northfield Bank) as of July 30, 2010, and the receipt of the approval of the stockholders of record of the Company as of July 30, 2010.
After the completion of the conversion and offering, Northfield-Delaware will be 100% owned by public stockholders, and the Company and Northfield Bancorp, MHC will each cease to exist.
On or about August 19, 2010, offering materials will be mailed to Northfield Bank depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors and stockholders. Shares of common stock not sold in the subscription offering will be available in the community offering to the general public, including stockholders of the Company. The subscription offering and community offerings are expected to expire at 4:00 p.m., Eastern Time, on September 13, 2010. Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering.
Northfield-Delaware has established a Stock Information Center to handle inquiries of its depositors and stockholders with respect to the subscription and community offerings. The Stock Information Center will open on August 19, 2010. The Stock Information Center’s telephone number is (877) 651-9234. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday, except bank holidays. A copy of the prospectus and stock order form relating to the subscription and community offerings may be obtained from the Stock Information Center beginning on August 19, 2010.
Sandler O’Neill & Partners, L.P. is assisting Northfield-Delaware in selling its common stock in the subscription and community offerings on a best efforts basis. In the syndicated community offering, Sandler O’Neill & Partners, L.P. will serve as sole book-running manager and Keefe, Bruyette & Woods, Inc. will serve as co-manager.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).
The Company has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company and Northfield-Delaware free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company and Northfield-Delaware are available free of charge from the Corporate Secretary of the Company at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, Attention: Corporate Secretary.
The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the stockholders of the Company Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.